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                                                                   EXHIBIT 99.1



                          JOHN ALDEN FINANCIAL CORPORATION

                            EMPLOYEE STOCK PURCHASE PLAN

                                FOR THE YEARS ENDED

                             DECEMBER 31, 1997 AND 1996


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               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Plan Participants of the John Alden Financial Corporation
Employee Stock Purchase Plan and the Compensation Committee of the Board of Directors of John Alden Financial Corporation

In our opinion, the accompanying statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the John Alden Financial Corporation Employee Stock Purchase Plan at December 31, 1997 and 1996, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 3, on March 9, 1998, John Alden Financial Corporation entered into an agreement for the sale of the Company to a wholly-owned subsidiary of Fortis, Inc. which may result in the termination of the Plan. These financial statements do not reflect any adjustments that may result from the termination of the Plan.


/s/ Price Waterhouse LLP
------------------------

PRICE WATERHOUSE LLP

Miami, Florida
March 17, 1998



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                        JOHN ALDEN FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

                                TABLE OF CONTENTS

                                                                       Page No.

Report of Independent Certified Public Accountants                         3

Financial Statements:

  Statements of Net Assets Available for Plan
     Benefits as of December 31, 1997 and 1996                             4

  Statements of Changes in Net Assets
     Available for Plan Benefits for the Years
     Ended December 31, 1997, 1996 and 1995                                5

  Notes to Financial Statements                                            6

Consent of Independent Certified Public Accountants                       10

Supplemental schedules have been omitted since they are not applicable or the required information is shown in the financial statements or related notes.


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                        JOHN ALDEN FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
              STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS





                                                                                 DECEMBER 31,
                                                                   -----------------------------------------
                                                                          1997                  1996
                                                                   -------------------    ------------------
Common stock of John Alden Financial
   Corporation, at market (cost $152,695 and $195,041)               $        130,008      $        200,652

Contributions receivable:
   Employee                                                                    36,440                71,353

   Employer                                                                     7,507                14,723
                                                                   -------------------    ------------------

     Total contributions receivable                                            43,947                86,076
                                                                   -------------------    ------------------

Total assets                                                                  173,955               286,728


Distributions of common stock payable, at market value                       (123,984)             (194,620)

                                                                   -------------------    ------------------

Net assets available for plan benefits                              $          49,971      $         92,108
                                                                   ===================    ==================

The accompanying notes to financial statements are an integral part of these financial statements.



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                        JOHN ALDEN FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS



                                                                              YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------------------
                                                                  1997                  1996                  1995
                                                           -------------------   -------------------   -------------------
Contributions:
   Employee                                                $          729,121    $        1,087,321    $        1,640,586

   Employer                                                           115,896               184,789               288,012
                                                           -------------------   -------------------   -------------------

      Total contributions                                             845,017             1,272,110             1,928,598

Change in unrealized appreciation/depreciation
    of common stock                                                   (28,298)                 4,996               (8,214)

Distributions of common stock, at cost                               (855,117)           (1,313,067)           (1,928,620)


Plan expenses                                                          (3,739)               (4,005)               (5,658)
                                                           -------------------   -------------------   -------------------

    Net decrease in net assets                                        (42,137)              (39,966)              (13,894)


Beginning of year                                                      92,108               132,074               145,968
                                                           -------------------   -------------------   -------------------

End of year                                                $           49,971    $           92,108    $          132,074
                                                           ===================   ===================   ===================



The accompanying notes to financial statements are an integral part of these financial statements.


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                        JOHN ALDEN FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PLAN

The following description of the John Alden Financial Corporation Employee Stock Purchase Plan (the "Plan") provides general information. Interested parties should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan, which became effective January 1, 1993 and was amended and restated as of December 31, 1997, was established to provide the employees of John Alden Financial Corporation ("JAFCO") and its subsidiaries (collectively, the "Company") who meet certain eligibility requirements the opportunity to purchase shares of common stock of JAFCO. The number of shares of common stock of JAFCO which may be acquired pursuant to the Plan may not exceed 746,966 shares, except as may be equitably adjusted in certain circumstances. Shares purchased through the Plan are held by Alex. Brown & Sons, Incorporated, the firm utilized by the Plan to acquire the shares or distribute shares to participants upon request. Full-time employees are eligible to participate in the Plan on the first day of any calendar quarter following completion of one year of service.

Shares of common stock are purchased in round lots at the beginning of each month. Although the Plan may purchase shares directly from the Company, to date it has purchased shares solely on the open market. The number of shares to be purchased and the estimated purchase price are generally based upon the amount of employee contributions withheld during the previous month and the trading price of the common stock on the day preceding the actual purchase date. The actual purchase price may differ due to changes in the trading price. The estimated cost of shares to be purchased is split between the employees (85%) and the Company (15%). See further discussion of contributions below.

The Plan is administered by the Compensation Committee appointed by the Board of Directors of JAFCO.


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Tax Status

The Plan is designed as an Employee Stock Purchase Plan as defined in Section 423 of the Internal Revenue Code of 1986 as amended. In accordance with Section 423, Plan participants cannot dispose of their stock within the later of two years after the date an option is granted to purchase the stock or one year after the purchase date (the "Statutory Holding Period") without adverse tax consequences. A participant who sells his stock within the Statutory Holding Period will recognize ordinary income in an amount equal to the difference between the fair market value on the purchase date and the participant's share of the cost of the common stock.

The tax basis of a participant's shares is equal to the participant's share of the purchase price of the stock, plus any ordinary income recognized upon the sale of the stock. Thus, for a sale during the Statutory Holding Period, any excess of the sale proceeds received upon disposition of the shares by the participant over the tax basis in such shares sold is considered a capital gain. Similarly, if the tax basis of the participant's shares exceeds the sales proceeds received by the participant, after adjustment for any required recognition of ordinary income, the excess is considered a capital loss. If the participant recognized ordinary income during the Statutory Holding Period, then the Company has a matching deduction equal to the amount of ordinary income recognized by the participant.

If the stock is sold after the Statutory Holding Period for more than the participant's share of the purchase price, a special rule under Section 423 for options granted with prices between 85% and 100% of the value of the stock applies (the "Special Rule"). The Special Rule requires that the participant recognize ordinary income upon the disposition of such stock in an amount equal to the lesser of (i) the excess of the fair market value of the stock at the time of disposition over the amount paid by the participant for the stock or
(ii) the excess of the fair market value of the stock at the time the option was granted over the price the participant would have paid under the Plan to purchase the stock at that time. Any gain realized in excess of this amount will be considered a long-term capital gain. If the stock is sold for less than the participant's share of the purchase price after the Statutory Holding Period, the resulting loss will be considered a long-term capital loss.

Contributions

Eligible employees may elect to contribute from 1% to 10% of compensation through payroll deductions, subject to certain limits. Employee contributions constitute 85% of the cost of shares of JAFCO common stock to be purchased at the beginning of each month.

Employer contributions consist of (i) 15% of the cost of shares of JAFCO common stock to be purchased by the Plan at the beginning of each month, (ii) reimbursement of Plan expenses and, (iii) differences between the actual and estimated cost of shares acquired.


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Employee contributions receivable as of the end of the Plan year represent amounts withheld from employees in the month of December and employee contributions carried forward from the preceding purchase date. Employer contributions receivable represent employer contributions as described above to be used to acquire shares of common stock.

Vesting

Employees acquire title to the shares of common stock at the time of purchase and, therefore, vest 100% at purchase date.

Basis of Accounting

The accounting records of the Plan are maintained on the accrual basis. The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and include management estimates and assumptions that affect the recorded amounts.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

Plan Termination

In accordance with the Plan agreement as amended and restated as of December 31, 1997, the Plan will be in effect for seven years, ending December 31, 2004. Although it has not expressed any intent to do so, the Board of Directors of JAFCO has the right under the Plan agreement to terminate the Plan before that date.

NOTE 2 - COMMON STOCK OF JAFCO

Shares of common stock are purchased at the beginning of each month and distributed to employees each quarter in the month following quarter end. In addition, the Plan purchases shares of common stock in round lots and, therefore, maintains a balance of excess shares to be used for future distribution to employees. As of December 31, 1997 and 1996, the Plan held 5,417 and 10,846 shares, respectively, of JAFCO common stock which are carried at market value in the accompanying statements of net assets available for plan benefits. Of these shares, 5,166 and 10,520 shares, respectively, were distributed subsequent to year end in relation to the quarterly distribution described above and are reflected as distributions of common stock payable in the accompanying statements of net assets available for plan benefits.


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NOTE 3 - ANTICIPATED SALE OF THE COMPANY

On March 9, 1998, the Company entered into an agreement with a wholly-owned subsidiary of Fortis, Inc. ("Fortis"), a wholly-owned subsidiary of Fortis Amev, Netherlands, and Fortis, AG, Belgium, as a result of which, among other things, the Company will become a wholly-owned subsidiary of Fortis and each outstanding share of the Company's common stock will be converted into the right to receive $22.50 in cash. Consummation of the merger is subject to regulatory and stockholder approvals, as well as other customary terms and conditions. It is anticipated that the merger will be consummated during 1998. If the merger with Fortis is consummated, the Plan may be terminated.


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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-55230) of John Alden Financial Corporation of our report dated March 17, 1998 appearing on page 3 of the Financial Statements of the John Alden Financial Corporation Employee Stock Purchase Plan in Exhibit
99.1 to this Annual Report on Form 10-K for the year ended December 31, 1997.



/s/ PRICE WATERHOUSE LLP
-----------------------------
PRICE WATERHOUSE LLP

Miami, Florida
March 17, 1998




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